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                                                                  EXHIBIT (A)(9)

                                 PRESS RELEASE
                             DOREL INDUSTRIES INC.

CONTACT: MAISON BRISON
          RICK LECKNER                                     FOR IMMEDIATE RELEASE
          (514) 731-000

                             DOREL INDUSTRIES INC.

                           COMPLETION OF TENDER OFFER
                                      FOR
                 AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION


Montreal, Canada, May 1, 1998 -- Dorel Industries Inc. (ME/TSE: DII.A; DII.B) ("Dorel") today announced that its cash tender offer for all outstanding shares of Ameriwood Industries International Corporation ("Ameriwood") expired, as scheduled, at 12:00 midnight, New York City time, on Thursday, April 30, 1998. Based on a preliminary count, 4,074,429 shares of Ameriwood were tendered, representing approximately 94% of the total outstanding shares, and accepted for payment at a price of $9.625 per share.


Any shares not acquired in the tender offer will be exchanged for $9.625 per share in cash in the merger of Ameriwood and a Dorel subsidiary which will become effective as soon as practicable. Under applicable law, Dorel will be able to effect the merger without a vote of Ameriwood's shareholders.

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